Exhibit 99.2


                                     SCRIPT
                              Q4 2003 Earnings Call
                                     1/29/04

         Thank you, Operator. Good Afternoon. I'm Dan Rumsey, Acting CFO and General Counsel of P-Com.

         Before we begin I would like to advise our listeners that due to the pending registration statement before the Securities and Exchange Commission, and the restrictions against providing public disclosure beyond the material included in our registration statement, we are prohibited in this call from making certain forward looking statements involving our business that we would otherwise make in this call. I also want to caution our listeners that P-Com's future results involve certain known and unknown risks and uncertainties, which may cause P-Com's results in future periods to be materially different from our performance in prior periods. Such factors may include, but are not limited to:
(i) the ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends; (ii) the possible need to raise additional equity capital, and whether that capital is available on acceptable terms, if at all; (iii) the Company's ability to negotiate repayment terms with many of its creditors, and settle outstanding litigation; (iv) a continued severe worldwide slowdown in the telecommunications equipment and services sector; (v) fluctuations in customer demand, pricing and competition; (vi) reliance upon subcontractors; (vii) the ability of P-Com's customers to finance their purchases; (viii) the timing of new technology and product introductions; and (ix) the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com's control. You should refer to our Forms 10-Q, 10-K and other regulatory filings for a complete discussion of the risks factors and uncertainties affecting the Company.

         A web cast replay of this call will be available at www.p-com.com for 90 days.

         And now, I'd like to introduce Sam Smookler, President & CEO of P-Com.

         Thanks Dan.

         Good afternoon and welcome to our 4th Quarter 2003 conference call. I'd like to begin by going over our results and highlighting the progress we made in the fourth quarter. The short summary is that we had a very good quarter.

         As reported in our news release today, net sales increased to $5.7 million for the quarter ended December 31, 2003, compared to $5.6 million for the third quarter of 2003 and $22.1 million for the fourth quarter in 2002.

         Operating loss for the fourth quarter before accretion for preferred stock was $5.9 million, compared to gain of $9.4 million in the third quarter of 2003 and $4.1 million in the fourth quarter of 2002. The third quarter gain in 2003 was due to non-cash, non-recurring items.

         Sales and gross margins have now grown for four straight quarters, which reinforces our view that we have indeed bottomed out and have started on a path for renewed growth.

         Our results point to the fact that our restructuring, which we completed in the fourth quarter, is working. As you know from our previous reports, our main mission has been to complete our restructuring initiatives, and return the company to a position of competitive capability in our chosen markets. We have indeed accomplished our main objective, and I am now pleased to report that the management team and entire P-Com workforce is singularly focused on customers, products and revenue generation.

         I'll cover more highlights from Q4 and offer some additional perspective on the state of the business, but first I'll ask Dan Rumsey to review the numbers.

         Thanks Sam.

         In the fourth quarter, we continued the positive trend of increased revenue and gross margins, while tightly managing cash and expenses. Our balance sheet is stronger than it has been in many quarters, and, as Sam mentioned, with the restructuring complete, we're entirely focused on customers, orders and products.

         Net sales in the quarter ended December 31 increased to $5.7 million, compared to $5.6 million for the third quarter of 2003, and $7.4 million in the fourth quarter of 2002. This represents the fourth consecutive quarter of sales growth for P-Com, and, along with our gross profit margins, is another metric that our management team is focused on maintaining.

         By major product line, our sales breakdown as follows:

         PTP                        82%     or       $ 4.8 million

         License Exempt             18%     or       $ 900,000

         Our Encore product, which generated $1.9 million in sales in the fourth quarter, continues to be well received in the marketplace. As evidence, since Q2 2003, Encore sales have experienced double-digit growth, and we're confident this trend will continue.

         Sales by region in the fourth quarter are consistent with the same trends throughout 2003. Asia and the United Kingdom continue to be our largest markets, and we are making inroads in Latin America. And for the first time, we're booking orders from areas where we expect to make inroads going forward, including Iraq.

         Our sales in the fourth quarter did not include any revenue resulting from the acquisition of Speedcom's Wave Wireless division. Of note, since we elected to outsource manufacturing of the Speedlan product line following the acquisition, we won't realize revenue from the sale of the product line until the first quarter 2004.

         Gross Margins

         Our costs of goods sold actually declined slightly in Q4 relative to the same period in Q3. Our costs in Q4, $4.4 million, represented 78% of sales, yielding a gross margin of 22% in the quarter, compared to 20% in Q3 of 2002, and negative 56% in the fourth quarter of 2002. These margins are net of inventory and related charges.

         The slight increase in margins in the quarter is principally attributable to the mix of our product sales, and we expect those to continue to improve as we move beyond the introduction phase of Encore, and move into a higher volume production schedule. In addition, the integration of the Speedlan product family, whose products carry higher margins, is also expected to have a positive impact on margins in future quarters.

         On the expense side of our business, total operating expenses were $3.5 million in Q4, compared to $3.6 million in the prior quarter. While we continue to aggressively manage costs, we are now being more selective in the management of our cash. Because of our focus on sales and marketing, and our intent to continue to offer products demanded in the marketplace, we have been more willing to make investments that will result in future orders. We continue to be conservative where we need to be, and to spend where we think it's going to result in top line growth.

         Operating Loss

         Adding up the numbers, for the quarter ended December 31, 2003, P-Com reported an operating loss of $2.2 million, compared to a loss of $2.4 million in the third quarter of 2003, and a loss of $10.1 million for the fourth quarter of 2002.

         The operating loss was impacted by the integration of Speedcom's Wave Wireless Division, which included costs associated with the proxy solicitation, the closure of operations, employee severance and other transaction-related costs. As a result, the amount of cash used by the company in its operations in the fourth quarter is not expected to recur in subsequent quarters.

         After considering interest expense the loss from the retirement of our notes that were converted into equity in the fourth quarter, and certain other non-cash items, our net loss before accounting for the accretion of dividends, was $5.9 million, compared to a net loss of $22.0 million in the comparable quarter in 2002.

         Cash Balances

         Cash balances totaled $6.2 million at the end of the fourth quarter of 2003, compared to $1.1 million at the end of the third quarter of 2003. Again, the increase in cash at the end of the fourth quarter is principally attributable to the receipt of proceeds from the sale of Series C Preferred Stock in October and December of 2003. As a result of the receipt of these proceeds, we were able to completely retire our bank debt, which, together with the bridge loans obtained from private investors during the second and third quarters, provided the principal source for our liquidity prior to the fourth quarter.

         The proceeds from our private equity financing have also allowed us to better manage our payables, which decreased from $4.4 million in the third quarter to $4.0 million at the end of the fourth quarter. This amount includes the accounts payable assumed as a result of the acquisition of Wave Wireless in December.

         Working Capital

         As a result of the financing activities during the quarter, and the use of the proceeds to eliminate a substantial portion of our current liabilities, our working capital position is substantially improved and is better than it has been in many quarters. Excluding deferred contract obligations, we had positive working capital of $5.8 million at the end of the fourth quarter. That's an improvement from negative $4.2 million in the third quarter of 2003, and negative $25.3 million in the second quarter of 2003. Again, this excludes deferred contract obligations of approximately $8.0 million. As stated earlier, the improvement in our working capital position is principally the result of the receipt of proceeds from the sale of Series C Preferred Stock during the fourth quarter.

         Let me finish by saying that with the restructuring of our balance sheet, our financial position is substantially improved. We nevertheless remain intent on controlling costs, and spending only where we see opportunities to grow our top line. With the restructuring behind us, our entire focus as a management team is now on growing our business.

         With that, I'll now turn it back to Sam.

         Thanks Dan

         The 4th quarter was a turning point for P-Com. Looking at our financial metrics, we're leaps and bounds ahead of where we were a year ago. I want to publicly recognize the tremendous effort and dedication that was required from the P-Com team to make it all happen.

         As noteworthy in Q4, we incorporated a significant new product line into the P-Com portfolio with the acquisition and integration of the Wave Wireless products from Speedcom. The integration process went smoothly, and we've retained key technical and sales personnel. In addition, we've already transitioned product manufacturing to an outsourcing partner, which will lead to improved margins and better service to our customers.

         The Wave Wireless Speedlan product family is a great addition to our product portfolio. Operating in the license exempt 2.4 and 5.8 GHz bands, the Speedlan 9000 is a broadband fixed wireless access solution, with an 802.11b type of performance with the proprietary enhanced features of NLOS self healing mesh topology and AES encryption. We're seeing a high level of interest from government agencies, banking, and security and surveillance applications, where secure communications is essential. We're also seeing a continued demand from internet service providers and campus networks.

         This quarter we'll be releasing out next version of Speedlan called SpeedMesh. SpeedMesh will enable subscribers within a Speedlan network to connect portable electronic devices to the network using a standard PCMCIA
802.11 card to have the ability to move around and connect into the network.

         Also noteworthy this quarter, we made progress with our Encore product line. We had more sales of our low-capacity, low-cost product into mainland China, and sales of our Encore universal bandwidth product into Latin America. As you recall, the Encore universal bandwidth product has the feature of software programmable bandwidth selection from 2X to 16X E1 or T1. We also received our first order for Encore for a network in Iraq.

         In our license-exempt products, we are now quoting projects that utilize the integrated solution of P-COM's AirPro Gold and Speedlan for networks using broadband access and backhaul to form a self contained complete network for data, video and voice over IP. We have recently been advised that we have won a contract for the first cell of a fifteen cell network for a municipality in Southeast Asia.

         Unfortunately, the timing of this call with the pending registration statement before the Securities and Exchange Commission prohibits us from providing certain forward looking information. However, beginning next quarter, our intention is to start providing guidance about future quarters, which we have not done in many reporting periods.

         But what I can tell you today is this: We are intensely focused on orders and revenue generation and getting the company to cash break-even. With the restructuring behind us we're hitting the ground running and getting back into the marketplace.

         As we move forward, our intention is to keep the communications flowing, and we'll continue to issue press releases announcing significant developments to keep you informed of our progress.

         Before we close, I want to address the issue regarding the reverse stock split that was approved by our stockholders at our annual meeting in December 2003. At that time, shareholders granted the board discretion to implement a reverse split of our common stock. At this time, the board does not plan to reverse split the common stock, and will only consider implementing a reverse split at such time as it is determined to be in the best interests of shareholders, and furthers our goal of increasing shareholder value.

         Again, I want to express P-COM's thanks and appreciation to our investors who have supported us through these difficult and challenging times.

         We'll now take questions from participants in this call.